Exhibit 99.1

FOR IMMEDIATE RELEASE

OTCQX: DFFN

Diffusion Pharmaceuticals Appoints Thomas Byrne as General Counsel

Charlottesville, Virginia (April 1, 2016) – Diffusion Pharmaceuticals Inc. (OTCQX: DFFN), a clinical stage biotechnology company focused on the development of novel small molecule therapeutics for cancer, today announced that Thomas Byrne will be transitioning from his current position on the Board of Directors in order to join the Company in a new role as General Counsel, effective April 1, 2016. Mr. Byrne will continue to oversee Diffusion’s intellectual property strategy, which he has directed since the Company was founded in 2001.

David Kalergis, Chairman and Chief Executive Officer of Diffusion Pharmaceuticals, said, “We are strengthening Diffusion’s executive team with the addition of Tom as General Counsel. Tom brings over three decades of biopharmaceutical and legal expertise to our company. He has been instrumental in developing our robust intellectual property strategy. Tom will play a critical role in Diffusion’s evolution as a publicly traded company and in the strengthening of our IP portfolio as we continue to advance the clinical development of our lead candidate, trans sodium crocetinate (TSC), in oncology indications.”

Thomas Byrne is an experienced pharmaceutical development executive with special expertise in related intellectual property law. His experience includes in-house counsel positions at both Genentech and Amgen. While at Amgen as Senior Counsel, he was involved in the patent prosecution of cases relating to Neupogen® and Epogen®, and coinvented the erythropoiesis stimulating agent darbepoietin alpha (Aranesp®). Subsequently, Mr. Byrne was a partner at the intellectual property law firm of Nixon and Vanderhye P.C. He holds BS degrees from the University of Virginia in both Chemical Engineering and Nuclear Engineering, an MS degree from Yale University in Biochemical Engineering, and a JD from the University of Virginia.

About Diffusion Pharmaceuticals

Diffusion Pharmaceuticals is a clinical stage biotechnology company focused on extending the life expectancy of cancer patients by improving the effectiveness of current standard-of-care treatments including radiation therapy and chemotherapy. Diffusion is developing its lead drug, trans sodium crocetinate (TSC), for use in the many cancer types in which tumor hypoxia (oxygen deprivation) is known to diminish the effectiveness of current treatments. TSC targets the cancer’s hypoxic micro-environment, re-oxygenating treatment-resistant tissue and making the cancer cells more vulnerable to the therapeutic effects of treatments such as radiation therapy and chemotherapy, without the apparent addition of any serious side effects. We believe TSC has potential application in other indications involving hypoxia, such as stroke and neurodegenerative diseases.

A Phase 2 clinical program, completed in the second quarter of 2015, evaluated 59 patients with newly diagnosed glioblastoma multiforme (GBM). This open label, historically controlled study demonstrated a favorable safety and efficacy profile for TSC combined with standard of care. The U.S. Food and Drug Administration has agreed upon the design of a Phase 3 trial in newly diagnosed GBM. Additional planned studies include a Phase 2/3 trial in pancreatic cancer and a Phase 2/3 study in brain metastases. Due to its novel mechanism of action, TSC has safely re-oxygenated a range of tumor types in our preclinical and clinical studies. The Company believes its therapeutic potential is not limited to specific tumors, thereby making it potentially useful to improve current standard-of-care treatments of other life-threatening cancers.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that are not historical facts, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future operations and products, the potential of the combined company’s technology and product candidates, the anticipated timing of future clinical trials for TSC in GBM and pancreatic cancer, the anticipated financial position, operating results and growth prospects of the combined company and other statements that are not historical in nature, including those that utilize terminology such as “would,” “will,” “plans,” “possibility,” “potential,” “future,” “expects,” “anticipates,” “believes,” “intends,” “continue,” “estimates,” “targets,” “projects,” “intends,” and similar expressions, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and involve both known and unknown risks. These uncertainties and risks may cause the company’s actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: general business and economic conditions; the Company’s need for and ability to obtain additional financing; the Company’s ability to maintain and defend its intellectual property; the conduct and success of the Company’s clinical trials, including successful enrollment in those trials; the safety and efficacy of the Company’s product candidates; the Company’s ability to retain and recruit qualified personnel; the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; and the other factors discussed in the Company’s public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. All forward-looking statements in this news release speak only as of the date of this news release and are based on Company management’s current beliefs and expectations. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise after the date of this release, except as required by applicable law.

Diffusion Pharmaceuticals Contacts

David Kalergis

Chief Executive Officer

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

Stephanie Carrington

ICR Inc.

(646) 277-1282

Stephanie.Carrington@icrinc.com

Diffusion Pharmaceuticals Inc.

2020 Avon Court, #4

Charlottesville, VA 22902

Tel 434.220.0718

Fax 434.220.0722

www.diffusionpharma.com